EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-210094 on Form S-3 and in Registration Statement Nos. 333-211967, 333-208876, 333-197706, 333-62780, 333-63186, 333-130605, 333-153202, 333-153770, 333-169961 and 333-181150 on Forms S-8 of our reports dated February 28, 2018, relating to (1) the 2017 consolidated financial statements and the retrospective adjustments to the 2016 consolidated financial statements of Willis Towers Watson Public Limited Company, and (2) the effectiveness of Willis Towers Watson Public Limited Company's internal control over financial reporting as of December 31, 2017, appearing in this Annual Report on Form 10-K of Willis Towers Watson Public Limited Company for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP
Philadelphia, PA
February 28, 2018